SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of August 25, 2005, is entered into between Viewpoint Corporation, a Delaware Corporation with its principal office at 498 Seventh Avenue, New York, N.Y. 10018 (the “Company”), and Jerry S. Amato (“Executive”).

WHEREAS, Executive and the Company are parties to an employment agreement between Executive and the Company, dated as of August 11, 2003 (the “Employment Agreement”), pursuant to which Executive serves as President and Chief Executive Officer of the Company; and

WHEREAS, subject to the terms and conditions contained herein, Executive and the Company have mutually agreed to embody in this Agreement the terms and conditions applicable to Executive’s termination of employment by the Company;

WHEREAS, in connection with the resignation of Executive as President and Chief Executive Officer and the hiring of a new President and Chief Executive Officer of the Company, the Company and Executive have agreed that Executive’s employment as President and Chief Executive Officer and Executive’s position as a member of the Board of Directors will be terminated as of the Effective Date (as defined below);

WHEREAS, in connection with the resignation of Executive as an employee of the Company, the Company and Executive have agreed that Executive’s employment with the Company will be terminated as of the Termination Date (as defined below).

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

Section 1. Termination Date. Executive’s termination as President and Chief Executive Officer of the Company shall be effective August 25, 2005 (the “Effective Date”). Executive’s termination of employment with the Company shall be effective on September 15, 2005 (the “Termination Date”). Effective on the Effective Date, Executive hereby resigns from any and all directorships, committee memberships or any other positions he holds with the Company or any of its affiliates, including, without limitation, Executive’s position as a member of the Company’s Board of Directors and Executive’s position as President and Chief Executive Officer of the Company.

Section 2. Company Property. On the Termination Date, Executive shall return to the Company all Company-owned property in his possession on such date, including, but not limited to, all Company credit cards, hand books, work manuals or procedure books, client or customer documents, tools, computers, or other Company equipment and/or materials maintained by Executive.

Section 3. Termination Benefits. Subject to Executive’s compliance with Sections 5 and 8 below (including, Executive’s execution, delivery and non-revocation of both Releases (as defined in Section 5 below)):

(a) The Company agrees to pay Executive (i) the pro rata portion of Executive’s base salary of $395,000 for the period from August 11, 2005 until September 15, 2005, in accordance with the customary payroll practices of the Company and (ii) a total of $120,000, to be paid over 12 months in approximately equal installments in accordance with the customary payroll practices of the Company, commencing on October 15, 2005.

(b) In addition to the cash payments provided in subsection (a) above, the Company shall provide to Executive and his covered dependents continued coverage under any employee medical plans or programs provided to Executive and his covered dependents pursuant to Section Section 2(g) of the Employment Agreement until the earlier of the first anniversary of the Termination Date or the date on which Executive becomes entitled to receive comparable medical coverage under another employer’s medical benefit program. For a period of one (1) year from the Effective Date, the Company shall continue to pay the premium payments for Executive’s current term life insurance policy with a death benefit of $5,000,000 payable to Executive’s beneficiaries.

(c) Notwithstanding anything to the contrary in the Employment Agreement, the parties agree that the Company will maintain directors and officers insurance in an amount of no less than the current coverage amount and such insurance shall provide comparable coverage to the Company’s current coverage for the reasonable actions of Executive as a director or officer of the Company prior to the Effective Date, such coverage to remain in place for a period of three (3) years from the Effective Date.

(d) Notwithstanding anything to the contrary appearing in the Company’s stock option plans or in the Stock Option Agreement, dated as of August 11, 2003 (the “Stock Option Agreement”) by and between the Company and Executive, any other option agreement or other agreement between the Company and Executive, all vested stock options held by Executive as of the Effective Date (the “Stock Options”) shall remain exercisable for a period of two (2) years thereafter, in accordance with the following provisions of this Section 3(d). Executive shall be prohibited from exercising any Stock Options until the date that is two full business days after the Company’s announcement of its earnings for the fourth quarter of 2005. Thereafter, Executive may exercise up to one-sixth (1/6) of the Stock Options in any fiscal quarter and sell the common stock obtained in connection with such exercise; provided, however, that if common stock representing less than one-sixth (1/6) of the Stock Options is sold in any fiscal quarter, such unsold amount may be sold in any succeeding fiscal quarter during the two year period in addition to the amount of common stock that may be otherwise sold under this Section 3(d).

(e) Notwithstanding anything to the contrary appearing in the Company’s stock option plans or in the Stock Option Agreement, any other option agreement or other agreement between the Company and Executive, from and after July 1, 2006, Executive shall have the ability to exercise all or any portion of the Stock Options and sell the common stock obtained in connection with such exercise in a privately negotiated (i.e., not on the NASDAQ market or the open market) transaction to an accredited investor; provided that (i) the price at which the common stock is sold is not less than 90% of the 30-day weighted average price of the Company’s common stock immediately prior to the sale and (ii) the Board of Directors of the Company in its reasonable discretion approves of the purchaser of such shares; provided that the

Board shall grant its approval under this Section 3(e)(ii) unless the Board objects to the purchaser for strategic or business reasons.

(f) Notwithstanding anything to the contrary appearing in the Company’s stock option plans or in the Stock Option Agreement, any other option agreement or other agreement between the Company and Executive, upon the consummation of a Change in Control of the Company (as defined below) or after the announcement of a transaction that would result in a Change in Control of the Company, provided that the Company provides its written consent, Executive shall have the ability to exercise all or any portion of the Stock Options and sell the common stock obtained in connection with such exercise.

Section 4. Full Settlement; Compensation and Benefit Plans. Except as provided in the last sentence of this Section 4, the amounts paid and the benefits provided under Section 3 above shall constitute full settlement and satisfaction with respect to all obligations and liabilities of the Company and its affiliates, officers, directors, trustees, employees, shareholders, representatives and/or agents to Executive with respect to his employment with the Company, including, without limitation, all claims for wages, salary, vacation pay, draws, incentive pay, bonuses, stock (other than stock owned by Executive on the date of this Agreement) and stock options, commissions, severance pay and any and all other forms of compensation or benefits. Except as otherwise specifically provided in this Agreement, by law or pursuant to the express provisions of any Company employee benefit plan, Executive’s participation in all employee benefit plans and executive compensation plans and practices of the Company shall terminate on the Termination Date and, without duplicating amounts included in the payment made under Section 3 above, Executive shall be entitled to receive any benefits or rights provided to a terminating executive in accordance with the terms of any such plan, it being understood and agreed, however, that Executive shall not be entitled to severance benefits in addition to those provided in Section 3.

Section 5. Release of Claims. In consideration of the payments and the extension of the exercise period of the Stock Options provided in Section 3 above, on the Effective Date, Executive shall execute, deliver and not revoke two release agreements substantially in the form attached hereto as Exhibit A (the “Release”), one of which shall be dated as of Effective Date and the second of which shall be dated as of the Termination Date. The Company shall not be required to provide any benefits under Section 3 unless and until the Revocation Period (as defined in the Release) expires for each of the Releases required to be executed hereunder without revocation of the Release by Executive.

Section 6. Taxes. The payments due to Executive under this Agreement shall be subject to reduction to satisfy all applicable Federal, state and local withholding tax obligations.

Section 7. Non-Admission. Executive expressly acknowledges that this Agreement does not constitute an admission by the Company of any violation of any employment law, regulation, ordinance, or administrative procedure, or any other federal, state, or local law, common law, regulation or ordinance relating to Executive’s employment or termination of employment.

Section 8. Continuing Obligations of Executive.

(a) The provisions of the Duty of Loyalty and Employee Invention, Copyright and Secrecy Agreement (including, without limitation, Section 12 thereof) between Executive and the Company, dated as of August 11, 2003 (the “Duty of Loyalty Agreement”), shall continue to survive for a period of twenty four (24) months from the Termination Date and the parties hereby acknowledge and agree that the Restricted Period as defined in the Duty of Loyalty Agreement shall be amended and shall constitute a period of twenty four (24) months from the Termination Date.

(b) From the date hereof through the two-year period following the Termination Date (the “Restricted Period”), Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its subsidiaries or their directors, officers or employees. Any public statement made by Executive during the Restricted Period that relates to the Company or its subsidiaries or their directors, officers or employees shall be subject to the reasonable prior approval of the Board of Directors of the Company.

(c) During the Restricted Period, the Company agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Executive. Any press release made by the Company during the Restricted Period that specifically mentions the Executive by name shall be subject to the reasonable prior approval of the Executive. Notwithstanding anything to the contrary contained herein, the Company shall not be prohibited from disclosing any information with respect to Executive or referring to Executive, if reasonably necessary to comply with any rule, law, regulation, judicial request or order or governmental request or order (including, without limitation, any SEC or NASDAQ filings).

(d) Following the Termination Date and for a period of 12 months, Executive shall make himself reasonably available at the request of the Company to provide Executive’s knowledge, experience and skill with respect to all matters involving the business of the Company and its affiliates with which Executive is personally familiar, including, without limitation, assisting with the transition of the Company’s new President and Chief Executive Officer, assisting with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its affiliates relating to periods which Executive was employed by the Company; provided, however, that Executive shall not be required to provide services on more than five days per calendar quarter and the Company shall attempt in good faith to schedule Executive’s services so as to not unreasonably interfere with Executive’s work schedule.

Section 9. Opportunity for Advice. By signing this Agreement, Executive acknowledges that with the encouragement of the Company, he has had a reasonable opportunity to consider advice from legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement. Fully understanding these terms, Executive is entering into this Agreement knowingly and voluntarily.

Section 10. Termination of Employment Agreement; Entire Agreement. The parties acknowledge and agree that the Employment Agreement terminated on August 11, 2005 in accordance with its terms and the Executive was an at-will employee from such date. This Agreement, together with the agreements referenced herein, represents the entire agreement of the parties with respect to the termination of Executive’s employment and service as President, Chief Executive Officer and a director of the Company. In the event of any conflict between the terms of this Agreement and any other agreement, the terms set forth in this Agreement shall control.

Section 11. Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

(b) Executive hereby agrees and consents to be subject to the exclusive jurisdiction of the courts of the Federal and state courts located in New York, New York in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement. Executive hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that he may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

(c) Company and Executive hereby waive all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement.

Section 12. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

Section 13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 14. Effectiveness. This Agreement shall become effective upon the Effective Date.

Section 15. Definitions. In addition to certain terms defined elsewhere in this Agreement, the following term has the following meaning:

“Change in Control of the Company” means and includes each of the following:

(i)

the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any person or any group of persons who constitute a group (within the meaning of Section 13d-3 of the Exchange Act) of any securities of the Company such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent (50%) of the Company’s outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board; provided, that any acquisition of voting securities pursuant to a merger or other business combination that is not a Change in Control of the Company pursuant to Section 15(ii) shall not be considered a Change in Control of the Company pursuant to this Section 15(i);

(ii)

the consummation of any merger or any other business combination, in one or more transactions, including, but not limited to a sale of all or substantially all of the assets of the Company, other than a transaction immediately following which the shareholders of the Company who owned voting securities of the Company immediately prior to the transaction continue to own, by virtue of their prior ownership of Company shares, at least fifty percent (50%) of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or

(iii)	the consummation of a plan of complete liquidation of the Company.

Section 16. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns.

Section 17. Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

[Signatures appear on following page.]

IN WITNESS WHEREOF, Executive and the authorized representative of the Board of Directors of the Company execute and enter into this Agreement as of the date first above written.

EXECUTIVE	VIEWPOINT CORPORATION
/s/ JERRY S. AMATO	/s/ WILLIAM H. MITCHELL
Jerry S. Amato	William H. Mitchell